Exhibit 3.01

                                STATE OF DELAWARE

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                          LEVEL 3 COMMUNICATIONS, INC.


First: That the Board of Directors of Level 3 Communications, Inc., a Delaware corporation (the "Corporation"), by the unanimous written consent of its members, filed with the minutes of the Board, adopted resolutions setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling for the stockholders of the Corporation to consider said amendment at the next Annual Meeting of the Stockholders, to be held on May 27, 1999. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that set forth below is the text of Article IV of the Restated Certificate of Incorporation of Level 3 Communications, Inc. if the amendment of
Article IV is approved:

                                   "ARTICLE IV
                            AUTHORIZED CAPITAL STOCK

     The total number of shares of capital stock which the Corporation shall have the authority to issue is 1,518,500,000, consisting of 1,500,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), 8,500,000 shares shall be Class R Convertible Common Stock, par value $.01 per share (the "Class R Stock") and 10,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock).

     Ten shares of the Common Stock are hereby designated as Common Stock, Non-Redeemable Series. The rights, powers, preferences, privileges and limitations of Common Stock, Non-Redeemable Series shall be identical to those of all other shares of Common Stock, except as described in Articles V and IX hereof."

Second: That thereafter, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the Annual Meeting of the Stockholders was held on May 27, 1999 and, at that meeting, the necessary number of shares as required by statute were voted in favor of the amendment.

Third: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

Fourth: That the capital of the Corporation shall not be reduced under or by reason of said amendment.


                                    BY:       /s/ Neil J. Eckstein

                                    NAME:  Neil J. Eckstein

                                    TITLE:  Vice President, Assistant Secretary
                                            and Assistant General Counsel